NEWS

Cooper Tire & Rubber Company Reports Record First Quarter Profit

—First quarter net sales of $862 million

—Record first quarter operating profit of $97 million; 11.2% of net sales

—First quarter net income of $0.87 per share attributable to Cooper Tire & Rubber Company

FINDLAY, Ohio, May 9, 2013 – Cooper Tire & Rubber Company (NYSE: CTB) today reported results for the first quarter of 2013. Net sales were $862 million, a decrease of $123 million compared with the same period a year ago. Operating profit was a first quarter record of $97 million, which is $49 million higher than the first quarter of 2012 and 11.2% of net sales. The company reported net income attributable to Cooper Tire & Rubber Company of $0.87 per share, or $56 million, in the first quarter. This compares with $22 million, or $0.34 per share, for the same period last year.

”We carried the momentum of record financial results from 2012 into the first quarter of 2013 by achieving record operating profit of $97 million despite a decline in volumes,” said Cooper Chairman, Chief Executive Officer and President Roy Armes. "We previously guided to lower volumes for the first quarter anticipating the deployment of a major phase of our ERP system and inventory adjustments being made by certain key customers. On top of these two expected impacts, which were specific to Cooper, the global tire market was extremely soft and world economies continued to be weak, which constrained consumer spending. Even with these combined factors negatively impacting volumes, we struck a balance between pricing discipline and volumes to achieve record results on the bottom line. That’s a testament to the strength of our brands and products in the marketplace. While a major phase of ERP deployment is largely behind us and key customer inventory adjustments are beginning to mitigate, we envision a second quarter that will remain challenging due to continued softness in global tire demand and weakness in the economy. Our long-term focus will remain on executing our strategic plan and continuing to deliver shareholder value across a wide range of conditions.”

In addition to other profit contributors, the company’s first quarter operating profit was positively impacted versus the same period a year ago by $90 million in lower raw material costs as well as $19 million in lower manufacturing costs, which were more than explained by the non-recurrence of the labor action taken in the first quarter of 2012 at the company’s Findlay, Ohio manufacturing facility. Significant offsets to profit included $44 million of unfavorable pricing and mix and $15 million in lower volumes.

The company ended the first quarter with $272 million in cash and cash equivalents, a decrease of $80 million from Dec. 31, 2012. The first quarter decrease followed the typical seasonal pattern for working capital.

A summary presentation of information related to the quarter is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

North America Tire Operations

North America Tire Operations achieved net sales of $602 million during the first quarter, down 14% from first quarter 2012 net sales of $698 million. Unit shipments for the North American segment decreased 14% compared to the same period a year ago. Cooper's total light vehicle tire shipments in the United States decreased 14% during the quarter compared with Rubber Manufacturers Association (RMA) member shipments, which declined 6% and total industry shipments (including an estimate for non-RMA members) that decreased 1%, as reported by the RMA.

The segment's operating profit was $71 million for the first quarter, or 11.9% of net sales. This represents an increase of $49 million compared with the first quarter of 2012. The improved profit includes a $59 million decrease in raw material costs and $6 million in lower product liability costs. Profit improvements also include $23 million in lower manufacturing costs, of which $29 million was attributed to the non-recurrence of the Findlay labor action, partially offset by manufacturing inefficiencies related to lower factory utilization.

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Cooper Tire Q1 2013 Results—2

The profit improvements were partially offset by $14 million in lower price and mix and $15 million in lower volumes. Selling, general and administrative costs were $6 million higher and “other” costs increased by $4 million.

International Tire Operations

International Tire Operations generated first quarter net sales of $341 million, a decrease of $63 million, or 16%, compared with the same period a year ago. Higher unit volumes of $3 million were more than offset by lower pricing and mix of $66 million. Sales volumes in Asia decreased 2%, while European sales volumes increased 10%. Lower sales volumes in Asia were driven by reduced medium truck shipments, including intercompany shipments. European sales volumes improved as a result of incremental volumes from the company’s operation in Serbia and growth in Eastern Europe.

The International segment achieved first quarter operating profit of $30 million, or 8.8% of net sales, compared with $33 million, or 8.1% of net sales, for the same period a year ago. Profits were favorably affected by $41 million in lower raw material costs, $3 million from the non-recurrence of Serbia start-up costs and $1 million from lower selling, general and administrative costs. Improvements were more than offset by $41 million in unfavorable price and mix, $5 million in higher manufacturing costs driven by lower factory utilization, and $2 million in “other” costs.

Outlook

Raw material prices remained approximately flat from the fourth quarter of 2012 to the first quarter of 2013. Management anticipates second quarter raw material prices will decline approximately 1% sequentially compared to the first quarter and the long-term raw material outlook is for prices to generally trend higher with periods of volatility. Capital expenditures for 2013 are expected to be between $195 million and $215 million.

“Looking ahead to the second quarter, we continue to be cautious about volumes as the weak global economy and sluggish tire demand look to continue,” Armes said. “In addition, we expect that the impact of first quarter inventory adjustments by key customers may extend into the second quarter, but to a lesser degree. Beyond the second quarter, we expect volumes to continue to be challenged by industry and economic conditions. Yet, we are hopeful that the economy and industry will improve and we are confident that Cooper’s transformed business model and continued solid execution of our strategic plan will position us well to deliver value to our customers and shareholders.”

First Quarter 2013 Conference Call Today at 11 a.m. Eastern

Management will discuss the financial and operating results for the first quarter in a conference call for analysts and investors today at 11 a.m. Eastern. The call may be accessed on the investor relations page of the company’s website at www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

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Cooper Tire Q1 2013 Results—3

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	litigation brought against the Company, including products liability claims, which could result in material damages against the Company;
•	changes to tariffs or the imposition of new tariffs or trade restrictions;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the Company or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company's competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with joint-venture partners;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

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Cooper Tire Q1 2013 Results—4

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the company's periodic filings with the U. S. Securities and Exchange Commission.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Jerry Long

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended
	March 31
	2012	2013

Net sales	$984,258	$861,681
Cost of products sold	878,829	703,763
Gross profit	105,429	157,918

Selling, general and administrative	57,719	61,254
Operating profit	47,710	96,664

Interest expense	8,475	7,101
Interest income	(651)	(296)
Other expense (income)	(465)	(595)
Income before income taxes	40,351	90,454

Income tax expense	12,301	27,617

Net income	28,050	62,837

Net income attributable to noncontrolling shareholders' interests	6,482	6,757

Net income attributable to Cooper Tire & Rubber Company	$21,568	$56,080

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.35	$0.89

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.34	$0.87

Weighted average shares outstanding (000s):
Basic	62,310	63,226
Diluted	62,964	64,184
Depreciation and amortization	$32,104	$32,121
Capital expenditures	$37,062	$49,347

Segment information
Net sales
North American Tire	$697,507	$602,274
International Tire	404,461	341,031
Eliminations	(117,710)	(81,624)

Segment profit (loss)
North American Tire	$22,840	$71,406
International Tire	32,640	30,010
Eliminations	(524)	1,047
Unallocated corporate charges	(7,246)	(5,799)

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CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31
	2012	2013

Assets
Current assets:
Cash and cash equivalents	$257,644	$272,172
Notes receivable	77,583	41,641
Accounts receivable	484,687	477,536
Inventories	491,307	658,903
Other current assets	66,145	75,100
Total current assets	1,377,366	1,525,352

Net property, plant and equipment	913,164	941,262
Goodwill	18,851	18,851
Restricted cash	10,199	5,071
Deferred income tax assets	203,734	221,991
Intangibles and other assets	132,446	171,741
	$2,655,760	$2,884,268

Liabilities and Equity
Current liabilities:
Notes payable	$140,816	$34,257
Trade payables and accrued liabilities	599,025	593,160
Income taxes	8,534	39,101
Current portion of long-term debt	11,367	16,791
Total current liabilities	759,742	683,309

Long-term debt	334,810	334,798
Postretirement benefits other than pensions	294,942	292,771
Pension benefits	355,450	423,824
Other long-term liabilities	170,368	173,859
Deferred income tax liabilities	10,254	8,109
Total parent stockholders' equity	604,813	815,889
Noncontrolling shareholders' interests in consolidated subsidiaries	125,381	151,709
	$2,655,760	$2,884,268

These interim statements are subject to year-end adjustments.

Certain amounts from 2012 have been reclassified to conform to 2013 presentation.